CERTIFICATE OF DESIGNATION OF
                          PREFERRED STOCK, SERIES 1998

                                       OF

                          CULTURALACCESSWORLDWIDE, INC.

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware


                  We, Stephen F. Nagy, Chairman of the Board, and Liam S. Donohue, Secretary, of CulturalAccessWorldwide, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY:

                  That pursuant to the authority conferred upon the Board of Directors by Article Fourth of the Amended and Restated Certificate of Incorporation of the Corporation, and in accordance with the provisions of
Section 151 of the General Corporation Law of the State of Delaware, on January 21, 1998, the Board of Directors of the Corporation adopted the following resolution creating a class of its Preferred Stock, $.01 par value, designated as Preferred Stock, Series 1998:

                           RESOLVED, that pursuant to the authority vested in
                  the Board of Directors of this Corporation in accordance with the provisions of Article Fourth of its Certificate of Incorporation (the "Certificate of Incorporation"), a class of Preferred Stock, $.01 par value, of the Corporation be, and it hereby is, created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such class, and the qualifications, limitations or restrictions thereof, are as follows:

                           (1) Designation and Amount. An aggregate of 65,000
                  shares of Preferred Stock, $.01 par value, of the Corporation, are hereby constituted as a class designated as "Preferred Stock,

                  Series 1998." Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of such class to a number less than the number of shares of such class then outstanding plus the number of shares of such class reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into shares of such class.

                           (2) Dividends. Holders of shares of Preferred Stock,
                  Series 1998 will be entitled to receive per share cash dividends and non-cash distributions equal to the product of
                  (x) 7.69 and (y) any per share dividends and distributions paid on shares of the Common Stock, payable on the same dates as dividends or distributions are paid on the Common Stock. Each dividend or distribution will be payable to holders of record of the Preferred Stock, Series 1998 on a date selected by the Board of Directors which is the same date as the record date for the payment of the related dividend or distribution on the Common Stock. Any dividend paid or distribution made with regard to shares of Preferred Stock, Series 1998 will be paid or made on an equal per share basis with regard to each outstanding share of Preferred Stock, Series 1998.

                           (3) Liquidation, Dissolution or Winding Up. The
                  amount payable on the Preferred Stock, Series 1998 in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, shall be $100 per share plus an amount equal to all dividends per share theretofor declared but unpaid. The merger or consolidation of the Corporation into or with another corporation, the merger or consolidation of any other corporation into or with the Corporation, or the sale, transfer, mortgage, pledge or lease of all or substantially all the assets of the Corporation shall not be deemed to be a liquidation, dissolution or winding up of the Corporation.

                           (4) Redemption. (a) Any then outstanding shares of
                  Preferred Stock, Series 1998 shall be redeemed by the Corporation upon (x) the closing of the sale to the public by the Corporation of shares of its capital stock pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act of 1933, as amended (other than a Registration Statement on Form S-4 or S-8 or other similar form and other than the initial public offering of the Corporation's Common Stock pursuant to the Corporation's Registration Statement on Form S-1, Registration No. 333-38845), (y) a Change of Control (as defined herein) or (z) the achievement by the Corporation of after-tax net income (without taking into account any extraordinary items and as conclusively shown on the Corporation's financial statements) aggregating not less than $10 million over any four consecutive calendar quarters. The price at which such stock shall be redeemed shall be $100 per share plus an amount equal to all dividends per share theretofor declared but unpaid. Such redemption shall be effected in the manner and with the effect as provided in paragraph (b) hereof.

                                    (b) Notice of any redemption specifying the
                  date fixed for said redemption and the place where the amount to be paid upon redemption is payable shall be mailed, postage prepaid, at least 30 days, but not more than 60 days, prior to said redemption date to the holders of record of the Preferred Stock, Series 1998 at their respective addresses as the same shall appear on the books of the Corporation. If such notice of redemption shall have been so mailed, and if on or before the redemption date specified in such notice all funds necessary for such redemption shall have been set aside by the Corporation separate and apart from its other funds, in trust for the account of the holders of the shares to be redeemed (and so as to be and continue to be available therefor), then, on and after said redemption date, notwithstanding that any certificate for shares of the Preferred Stock, Series 1998 so called for redemption shall not have been surrendered for cancellation, the shares represented thereby so called for redemption shall be deemed to be no longer outstanding, the right to receive dividends thereon shall cease to accrue, and all rights with respect to such shares of the Preferred Stock, Series 1998 so called for redemption shall forthwith cease and terminate, except only the right of the holders thereof to receive out of the funds so set aside in trust, the amount payable on redemption thereof, but without interest. However, if such notice of redemption shall have been so mailed, and if prior to the date of redemption specified in such notice said funds shall be deposited in trust for the account of the holders of the shares to be redeemed (and so as to be and continue to be available therefor), with a bank or trust company named in such notice doing business in the Borough of Manhattan in the City of New York and having capital, surplus and undivided profits of at least $50,000,000, thereupon and without awaiting the redemption date, all shares of Preferred Stock, Series 1998 with respect to which such notice shall have been mailed and such deposit shall have been so made shall be deemed to be no longer outstanding, and all rights with respect to such shares of Preferred Stock, Series 1998 shall forthwith, upon such deposit in trust, cease and terminate, except only the right of the holders thereof on or after the redemption date to receive from such deposit the amount payable on redemption thereof, but without interest. In case the holders of shares of Preferred

                  Stock, Series 1998 which shall have been redeemed shall not within three years after the redemption date claim any amount so deposited in trust for the redemption of such shares, such bank or trust company shall, upon demand, pay over to the Corporation any such unclaimed amount so deposited with it, and shall thereupon be relieved of all responsibility in respect thereof, and thereafter the holders of such shares shall look only to the Corporation for payment of the redemption price thereof, but without interest.

                                    (c)     For purposes hereof:

                           "Change of Control" means (i) the acquisition of
                  beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "1934 Act")) of 50% or more of the outstanding shares of securities the holders of which are generally entitled to vote for the election of directors of the Corporation (including securities convertible into, or exchangeable for, such securities or rights to acquire such securities or securities convertible into, or exchangeable for such securities, "Voting Stock"), on a fully diluted basis, by any Person or group of Persons (within the meaning of Section 13 or 14 of the 1934 Act); (ii) any merger, consolidation, combination or similar transaction of the Corporation, with or into any other Person, whether or not the Corporation is the surviving entity in any such transaction, if, immediately after such transaction, the stockholders of the Corporation immediately prior to such transaction shall in the aggregate hold less than 50% of the outstanding equity interests in the entity surviving such merger, consolidation, combination or similar transaction;
                  (iii) any sale, lease, assignment, transfer or other disposition of the beneficial ownership in all or substantially all of the property, business or assets of the Corporation; (v) a Person, other than the current stockholders of the Corporation, obtains, directly or indirectly, the power to direct or cause the direction of the management or policies of the Corporation, whether through the ownership of capital stock, by contract or otherwise; or (vi) any liquidation, dissolution or winding up of the Corporation.

                           "Junior Stock" shall mean the Common Stock of the
                  Corporation, any other stock over which the Preferred Stock, Series 1998 has a preference as to payment of dividends or as to distribution of assets and any securities of whatever form which are convertible into or exchangeable for Junior Stock.

                           (5) Amendment. The consent of the holders of at least
                  two-thirds of the outstanding shares of the Preferred Stock, Series 1998, given in person or by proxy, either in writing or at a special meeting called for the purpose, shall be necessary to effect or validate any one or more of the following:

                                    (a) the authorization of, or any increase in
                  the authorized amount of, any additional class of stock of the Corporation ranking prior to or on a parity with the Preferred Stock, Series 1998; or

                                    (b) the amendment, change or alteration of
                  the Certificate of Incorporation of the Corporation so as to affect adversely the rights or preferences of the Preferred Stock, Series 1998 or the holders thereof.

                           (6) Limitations. The shares of Preferred Stock,
                  Series 1998 shall not have any voting powers except as set forth in this Certificate of Designation or as otherwise required by law and, except as set forth in this Certificate of Designation, designations, preferences or relative, participating, operating or other special rights, qualifications, limitations or restrictions.

                           (7) Priority. The Preferred Stock, Series 1998 shall
                  be pari passu with the Common Stock of the Corporation with respect to the payment of dividend, (on the basis set forth in the Certificate of Designation) and shall be senior to the Junior Stock of the Corporation in all other respects including, but not limited to, redemption, liquidation, dissolution, winding up or any other preferences or rights.

                  This Certificate of Designation was authorized by resolution duly adopted by the Board of Directors of the Corporation at a meeting duly called and held on January 21, 1998.

                  IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunder affixed and this Certificate of Designation to be signed by Stephen F. Nagy, its Chairman of the Board, and attested to by Liam S. Donohue, its Secretary, as of the 10th day of February, 1998.


                                                  CULTURALACCESSWORLDWIDE, INC.



                                                   By: /s/ Stephen F. Nagy
                                                       ----------------------
                                                           Stephen F. Nagy
                                                        Chairman of the Board

[SEAL]

Attest:




By: /s/ Liam S. Donohue
    -------------------
      Liam S. Donohue
         Secretary